EXHIBIT 21

LIST OF SUBSIDIARIES OF SPARTANNASH COMPANY

Name	Jurisdiction of Formation	Other Names Under Which Business is Conducted
BRT SpartanNash, LLC	Michigan	Blue Ribbon Transport
Caito Foods, LLC	Michigan
Erickson’s Diversified Corporation	Wisconsin
Family Fare, LLC	Michigan	D&W Fresh Market D&W Pharmacy Family Fare Pharmacy Family Fare Supermarkets Forest Hills Pharmacy Forest Hills Foods VG’s Food Center VG’s Pharmacy Valu Land
Fresh City Market LLC	Wisconsin
Gruber’s Real Estate, LLC	Michigan
GTL Truck Lines, Inc.	Nebraska
Hinky Dinky Supermarkets	Nebraska
Market Development, LLC	Michigan	Jefferson Square (in IN) Market Street Plaza (in IN)
Martin's Super Markets, LLC	Indiana
Martin's Super Markets of Elkhart East LLC	Indiana
Martin's Super Markets of Elkhart LLC	Indiana
Martin's Super Markets of Logansport LLC	Indiana
Martin's Super Markets of Niles LLC	Indiana
Martin's Super Markets of Nappanee LLC	Indiana
Martin's Super Markets of St Joseph LLC	Indiana
Martin's Super Markets of Stevensville LLC	Indiana
MDV SpartanNash LLC	Delaware	MDV
MSM Holdco, LLC	Indiana	Martin’s Super Markets
Nash-Finch Company	Delaware	Dan's Supermarkets Econofoods Family Fare Family Fresh Market Family Thrift Center No Frills Supermarkets Pick ‘n Save SunMart Foods Supermercado Nuestra Familia
Pique Brands, Inc.	Delaware
Prevo’s Family Markets, Inc.	Michigan	D&W Fresh Market D&W Pharmacy Family Fare Pharmacy Family Fare Supermarket
Seaway Food Town, Inc.	Michigan
Spartan Properties Management, Inc.	Ohio
SpartanNash Associates, LLC	Michigan
SpartanNash Procurement, LLC	Michigan
Spartan Stores Distribution, LLC	Michigan
Spartan Stores Fuel, LLC	Michigan	D&W Quick Stop Family Fare Quick Stop Forest Hill Fuel VG’s Quick Stop

Name	Jurisdiction of Formation	Other Names Under Which Business is Conducted
Super Food Services, Inc.	Delaware
U Save Foods, Inc.	Nebraska
Valley Farm Distributing Co.	Ohio	VFD